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                                                                    EXHIBIT 21.1
                        SUBSIDIARIES OF THE REGISTRANT
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     The Registrant has the following subsidiaries:  Emerald Riviera Ltd., an
Irish corporation, Virtual Gaming Technologies (Antigua), Ltd., an Antiguan corporation, and Internet Gaming Technologies, Inc., a Nevada Corporation.